One Liberty Plaza
New York, NY 10006
Tel: 1 212 418 0100
Fax: 1 212 418 0123

Brett Fairclough
bfairclough@virtu.com

April 17, 2019
Dear Brett:
Virtu Financial Operating LLC, a Delaware limited liability company (together with all parents, affiliates and subsidiaries as the "Company"), is pleased to welcome you back to the United States in the New York Office reporting to Doug Cifu with a start date of April 1st, 2019, or such other date as is agreed between you and the Company. This letter is intended to describe the terms and conditions of our employment agreement, effective your repatriate date, and to welcome you to back.

This is a full-time regular position, and you agree to devote all of your business time and attention to the business of the Company and, where appropriate, its affiliates. Your starting salary will be the semi-monthly equivalent of $160,452 per year, payable in accordance with our normal payroll procedures. For the avoidance of doubt, the position is exempt from any and all overtime laws.

In addition, after any applicable waiting period, you will be eligible for all employee benefits offered by the Company to employees in similar positions. The Company retains the right to modify or change its benefits and compensation policy from time to time, as it deems necessary. The Company also retains the right to assign your employment agreement, or second you to a Company affiliate or require that your employment be based in any office of the Company or its affiliates.

At-Will Employment Agreement

Either Virtu or I may terminate my employment at any time for any reason, or for no reason, by giving at least 15 days prior notice to the other, except for immediate termination by Virtu for Cause (defined below), as specified below.  During that 15-day period, Virtu may require me to assist in a transition of my duties to others, or to be on paid leave or not to report to work at Virtu or perform any work duties, or be paid in lieu.  My employment may be terminated by Virtu for Cause immediately upon written notice to me.

This at-will employment relationship cannot be modified by any express or implied contract, either orally or in writing, except as described below. The at-will relationship also cannot be modified by any Company policies, procedures or practices, nor by any subsequent promotions, increases in compensation, performance evaluations, or changes in job duties. The at-will employment relationship will apply to each position you hold with the Company and can only be amended by an express written agreement signed by an authorized Company officer explicitly stating that your employment is no longer at-will.

“Cause” means that any of the following occurs:

(i)
I am convicted of, or plead guilty or nolo contendere to, any criminal charge; or in the Company’s judgment, I commit any fraudulent, dishonest, immoral or unethical act with regard to the Company or its employees, independent contractors, officers, members, managers or any others;

(ii)	I am intoxicated or under the influence of illegal substances while performing my employment duties;

(iii)	I do not have any necessary license or qualification, or become subject to a decree or order, that prevents me from working for the Company;

(iv)
In the Company’s judgment, I violate (A) any regulatory or trading policy, procedure, requirement, rule or regulation of the Company, any exchange, regulatory agency or self-regulatory body with authority to govern or regulate me or the Company, (B) any material obligation in this Agreement or any other written agreement between me and the Company, or (C) any written company policy as stated in the Company’s employee policy manual (as amended or revised by the Company from time to time) or the Company’s Code of Conduct and Ethics;

(v)	I intentionally and wrongfully damage material assets of the Company;

(vi)	I intentionally and wrongfully disclose material confidential information of the Company; or

(vii)	I intentionally and wrongfully engage in any competitive activity which constitutes a breach of this Agreement and/or a breach of my duty of loyalty.

Company Policies and Agreements

As an employee of the Company, you will be expected to abide by the Company's rules, regulations, policies and practices as implemented or modified by the Company from time to time. You represent to the Company that you are fully qualified and have (or will promptly obtain) all required licenses, permits and authorizations to perform your duties, and that you are not subject to any employment agreement, non-competition covenant, or other restriction that prohibits or limits employee from performing your duties to the Company or restricts information you can provide to the Company. You will not perform any duties that require licensing, permits or authorizations until you have obtained the necessary licenses, permits or authorizations.
In addition, as a condition of your employment, we will ask you to sign a Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company. Further, you will also be required to submit satisfactory documentation regarding your identification and right to work in the United States no later than three days after your employment begins.

Mutual Arbitration

You and the Company both knowingly and voluntarily agree to a pre-dispute arbitration clause so that should any controversy or dispute arise in connection with your employment, the cessation of your employment or the interpretation of this offer letter, you and the Company agree to the arbitration of any and all such claims at a site in New York, before a neutral panel of the American Arbitration Association or JAMS, as dictated by the underlying facts and circumstances giving rise to your claim(s). Where no such forum is required by regulatory rules or directed by a court of competent jurisdiction, such forum shall be selected at the sole discretion of the Company. In the course of any arbitration pursuant to this offer letter, you and the Company agree: (a) to request that a written award be issued by the panel, and (b) that each side is entitled to receive any and all relief they would be entitled to receive in a court proceeding, except that you agree to waive any claim or right you may have for punitive or other indirect or consequential damages. YOU AND THE COMPANY KNOWINGLY AND VOLUNTARILY AGREE TO ENTER INTO THIS ARBITRATION CLAUSE AND TO WAIVE ANY RIGHTS THAT MIGHT OTHERWISE EXIST TO REQUEST A JURY TRIAL OR OTHER COURT PROCEEDING, EXCEPT THAT YOU AGREE THAT THE COMPANY MAY SEEK AND OBTAIN FROM A COURT ANY INJUNCTIVE OR EQUITABLE RELIEF NECESSARY TO MAINTAIN (AND/OR TO RESTORE) THE STATUS QUO OR TO PREVENT THE POSSIBILITY OF IRREVERSIBLE OR IRREPARABLE HARM PENDING FINAL RESOLUTION OF MEDIATION, ARBITRATION OR COURT PROCEEDINGS, AS APPLICABLE. The agreement between you and the Company to arbitrate disputes includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New York Civil Rights Laws, the New York Executive Law, the New York City Human Rights Law, or any other federal, state of local law relating to discrimination in employment and any claims relating to wage and hour claims and any other statutory or common law claims. If you are deemed an associated person under FINRA’s rules, this agreement does not prohibit or restrict you from filing an arbitration claim in the FINRA arbitration forum as specified in FINRA rules.

Verification of Resume and Job Application

You hereby certify that the information contained in your resume and on any documents or in any statements that you have provided to the Company is true and correct to the best of your knowledge. You further authorize the Company to have such information verified and to contact individuals concerning your previous employment and any other pertinent information that they may have. Further, you release all parties and persons from any and all liability for any damages that may result from furnishing such information to the Company as well as from any use or disclosure of such information by the Company or any of its agents, employees, or representatives. You understand that any misinterpretation, falsification, or material omission of information on this application may result in your failure to receive an offer or, if you are hired, your immediate dismissal from employment, and that this offer is subject to revocation in the event that you have provided fraudulent information during the hiring process, or we discover adverse information in the course of our background check.

You also understand that all offers of employment are conditioned on the Company’s receipt of satisfactory responses to reference requests, the provision of satisfactory proof of your identity and legal authority to work in the United States, and completion of a satisfactory background check.

You agree to keep confidential any non-public information regarding the Company, its members, officers, directors, employees or independent contractors and that you will not disclose any confidential proprietary information or trade secrets acquired during your employment with the Company and that this obligation shall continue after your employment with the Company ends. You also agree that you will perform your job duties to the best of your abilities at all times.

This letter and the Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement, incorporated by reference herein, set forth the terms of your employment with the Company and supersede any and all prior and contemporaneous negotiations, representations, understandings and agreements, express or implied, whether written or oral. This letter may not be modified or amended, except by a written agreement signed by you and a Company officer.

If you have any questions regarding your employment here at Virtu Financial Operating LLC, please feel free to call me at (212) 418-0100.

Brett, we are excited about you coming home. We all look forward to seeing you soon!

Very truly yours,

/s/ Justin Waldie
Justin Waldie
SVP & General Counsel

AGREED TO AND ACCEPTED:

Signature:     _/s/ Brett Fairclough_________

Print Name:     __Brett Fairclough__________

Date:         _May 20, 2019_____________

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